EXHIBIT 1.01

FORZA X1 AND ONEWATER AGREEMENT

This Forza X1 and OneWater Agreement (“Agreement”) is entered into by and between Forza X1, Inc., a Delaware corporation, whose mailing address is 3101 S-US 1, Fort Pierce, FL 34982 (“Forza”) and OneWater Marine, Inc., a Delaware corporation, whose mailing is 6275 Lanier Islands Parkway, Buford, GA 30518 (“OneWater”), effective as of August 17, 2022 (the “Effective Date”). Forza or OneWater may be collectively referred to as the “Parties” or individually as a “Party”

RECITALS

WHEREAS, Forza manufactures electric boats with a proprietary electric outboard motor that are designed and integrated with its own control system. Forza plans to utilize a web-based and app platform to connect with customers for an end-to-end experience encompassing everything from buying, financing, delivery, servicing, and training;

WHEREAS, OneWater is one of the largest and fastest-growing premium marine retailers in the United States. It operates a total of 96 retail locations, 10 distribution centers/warehouses, and multiple online marketplaces in 20 different states, several of which are in the top twenty states for marine retail expenditures; and

WHEREAS, Forza wishes to establish customer experience and service centers to support its expansion, help bolster sales, and introduce its electric boat product to markets across the country that are more familiar purchasing boats at a traditional boat dealership;

WHEREAS, Forza and OneWater wish to enter an agreement to establish these customer experience and service centers in OneWater’s current and future locations and other strategic retail locations around the country.

NOW, THEREFORE, in consideration of the premises and the promises made herein, as well as other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Forza and OneWater agree to be legally bound as follows:

1)             Term. This Agreement shall commence on the Effective Date and, unless terminated as set forth herein, shall remain in effect until August 17, 2027 five years after the Effective Date. This Agreement will automatically renew for a one year period periods until terminated according to Section 7 below. The effective period of this Agreement is referred to as the “Term”.

2)             Scope. Forza and OneWater agree to form a strategic arrangement to establish Forza customer experience and service centers in OneWater locations across the country pursuant to which OneWater shall be the sole dealer distributing Forza electric boats . Notwithstanding anything to the contrary contained in this Agreement, Forza shall retain the right to sell its products directly to customers.

A)       During the Term of this Agreement, OneWater shall market and sell Forza’s electric boats (or take reservations of Forza products if they are available to purchase yet) through OneWater retail locations, showcase Forza’s products, provide test rides for customers when possible, and allow customers to trade in used boats towards the purchase Forza products.

B)       OneWater agrees to integrate Forza’s web and app platform into the kiosks located in many of OneWater’s retail location, which will allow customers to design, order, finance and track their Forza X1 boat purchases.

C)       OneWater also agrees to utilize their retail locations as potential delivery points for customers to pick up their ordered Forza products.

D)       OneWater also agrees to provide customers access to purchase ancillary parts, service and F&I products should they be interested in further outfitting their new Forza product.

3)             Forza Support. Forza agrees to provide OneWater staff with technical training on Forza’s products, specifications, and competitive products to help OneWater sales staff introduce Forza products to customers more familiar purchasing boats at a traditional boat dealership. Additionally, Forza shall work with OneWater to support Forza’s customer experience and service centers in OneWater locations. Forza shall also provide OneWater with updated pricing, specification, and other related information necessary to complete the responsibilities outlined in Section 2 above.

4)             Intellectual Property. Ownership of a Party’s patents, trademarks, copyrights, and other proprietary intellectual property rights including, without limitation, all proprietary rights, trade secrets, United States domestic patents and foreign patents (provisional and non-provisional) and patent applications (together with all patents issuing therefrom or claiming the benefit or priority thereof) in all countries of the world, all reissues, reexams, divisional, continuation, and continuation-in-part applications, and improvements of any of the foregoing, and all derivative and other (collectively the “Intellectual Property”), shall be and at all times remain the sole and exclusive property of that Party. The other party, on behalf of itself and each of its employees, agents and contractors, agrees that it will not challenge the validity of, or claim any right to an ownership interest in, any portion of the Party’s Intellectual Property. A party’s Intellectual Property shall not be reproduced in any form by the other party.

5)             Confidentiality. Each of the parties agree that any information regarding the business, assets, processes, and methods of the other which it may learn in the course of negotiations for or carrying out of this Agreement is to be treated by it in strict confidence and that they will not make use of such information except to carry out the purposes of this Agreement unless prior written consent is given by the other party.

A)       “Confidential Information” includes, without limitation, (i) any form of marketing plan, strategies, financial information or projections, operations, sales quotes or estimates, business plans, performance results which may be related to the past, present and/or future business activities of said party, its subsidiaries and affiliated companies; (ii) plans for products or services, and/or current or future business endeavors; (iii) any scientific, technical or data information, invention, design, process, procedure, formula, improvement, technology or method; (iv) any concepts, reports, data, knowledge, works-in-progress, designs, development tools, specifications, computer software, source code, object code, flow charts, databases, inventions, information and trade secrets, trademarks and copyrights; and (v) any other information that should reasonably be recognized as confidential information. Confidential Information need not be novel, unique, patentable, copyrightable, or constitute a trade secret in order to be designated Confidential Information. Each of the parties acknowledges that Confidential Information is proprietary to the respective party, has been developed and obtained through great efforts, and as such, the Parties regard all of their own Confidential Information as trade secrets. Furthermore, Representative agrees that Confidential Information is of extreme value to Company and would cause irreparable harm to Company if disclosed to other persons, or if utilized by Representative or Representative’s agents for unauthorized purposes.

B)       This paragraph will survive termination of this Agreement.

C)       The obligations of confidentiality under this paragraph will not apply to information: which (a) is generally available to the public through no action of either party, (b) which the party knew on the date of this Agreement, had no other obligation to keep confidential, did not acquire from another party bound by a confidentiality agreement with the other party and which that party can so document to the satisfaction of the other party, or (c) which lawfully received from a third party who has no obligation of confidentiality to a party.

6)             Marketing. The Parties agrees that any and all marketing utilizing branding, trademarks, trade names, or commercial symbols for any purpose shall not be interpreted as a permanent or unlimited license for use of such trademarks or symbols. Any marketing or utilization branding, trademarks, trade names, or commercial symbols for any purpose shall terminate simultaneously with the termination or expiration of this Agreement.

 7)             Termination.

A)       Termination With Cause.

           i)       Either Party may terminate for cause, effective upon delivery of a termination notice. “Cause” means a material breach of a term of this Agreement that is not cured in accordance with Section (A)(ii) below.

           ii)      If a party breaches any term of this Agreement, if such breach is reasonably capable of being cured, the party may cure such breach within thirty (30) days of receipt of written notice of the breach.

           iii)    Termination Without Cause. Either Party may terminate this Agreement without cause by providing the other party no less than 3months prior written notice of its intent to terminate, unless the Parties mutually agree to a different period. In the event of a termination under this Section, the Agreement shall terminate at the end of the 3-month or agreed upon notice period.

8)              General Provisions.

A)       Notices. Any notice required or permitted hereunder will be in writing and will be given to the appropriate Party at the address first set forth above, or at such other address as the Party may hereafter specify in writing. Such notice will be deemed given: upon personal delivery to the appropriate address; or three (3) Business Days after the date of mailing if sent by certified or registered mail; or one (1) Business Day after the date of deposit with a commercial courier service offering next business day service with confirmation of delivery. “Business Day” means any day on which banks are open for business in Ft. Pierce, Florida.

B)       Assignment; Successors and Assigns. No party may assign any of its rights under this Agreement to any third party (whether by operation of law or otherwise) without the prior written consent of the other party. Any assignment under this Agreement shall not relieve the assigning party of its obligations hereunder. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and permitted assigns and survives the execution and delivery hereof.

C)       Entire Agreement. This Agreement constitutes the entire agreement of Forza and OneWater with respect to the subject matter hereof.

D)       Amendment; Waiver. This Agreement may be amended or modified only by an instrument in writing by the parties hereto. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver is validly and sufficiently authorized if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof, or the right of any party thereafter to enforce each and every provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

E)        Execution in Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed is to be deemed to be an original but all of which taken together will constitute one and the same instrument.

F)        Governing Law and Jurisdiction. This Agreement will be governed by and construed in accordance with the laws of the State of Florida, without regard to the principles of conflict of laws. Each party consents to the exclusive jurisdiction of the courts located in and/or serving St. Lucie County in the State of Florida for any legal action, suit or proceeding arising out of or in connection with this Agreement. Each party further waives any objection to the laying of venue for any such suit, action or proceeding in such court.

G)        Severability. If a court finds any provision of this Agreement or any right or obligation invalid or unenforceable, this Agreement shall be immediately deemed amended to: (i) include a provision that reflects the intent of the Parties, or, if (i) is not possible, (ii) to exclude such provision and the parties shall negotiate in good faith a substitute provision that reflect the Parties’ intent at the time of entering into this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

Forza X1, Inc. (“Forza”)		OneWater Marine, Inc. (“OneWater”)

Signature:		Signature:

Print Name:	Jim Leffew	Print Name:	Jack Ezzell

Title:	CEO and President	Title:	CFO

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